                                  EXHIBIT 23(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the inclusion in this proxy/registration statement of Fountain Oil Incorporated of our report which includes a paragraph regarding the Company's ability to continue as a going concern, dated March 9, 1998, on our audit of the consolidated financial statements of Fountain Oil Incorporated as of December 31, 1997, December 31, 1996 and August 31, 1996 and for the year ended December 31, 1997, the four-month period ended December 31, 1996 and the years ended August 31, 1996 and 1995. We also consent to the reference to our firm under the caption "Experts".

                                    /s/ Coopers & Lybrand L.L.P.
                                        ----------------------------------------
                                        Coopers & Lybrand L.L.P.


Houston, Texas
March 17, 1998